UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 29, 2016

TUCSON ELECTRIC POWER COMPANY
(Exact name of registrant as specified in its charter)

Arizona	1-5924	86-0062700
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
88 East Broadway Boulevard, Tucson, AZ 85701
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (520) 571-4000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.
As previously reported, Tucson Electric Power Company (TEP), Alterna Springerville LLC (Alterna), LDVF1 TEP LLC (LDVF1), and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-trustee under a separate trust agreement with each of Alterna and LDVF1, (Alterna and LDVF1, together with the Owner Trustees and Co-trustees, the Third-Party Owners) are parties to litigation and arbitration proceedings relating to Unit 1 of the Springerville Generating Station (Springerville Unit 1) which they recently agreed to stay in furtherance of settlement negotiations.
On February 29, 2016, TEP entered into an agreement with the Third-Party Owners for settlement and release of asserted claims and the purchase and sale of beneficial interests in Springerville Unit 1 (Agreement). The Agreement provides that TEP will purchase the Third-Party Owners’ 50.5% undivided interest in Springerville Unit 1 for $85 million and the Third-Party Owners will pay TEP $12.5 million for operating costs related to Springerville Unit 1 incurred on behalf of the Third-Party Owners. Upon completion of the purchase, all outstanding disputes and pending litigation and arbitration proceedings between TEP and the Third-Party Owners will be dismissed with prejudice.
The purchase of Third-Party Owners' undivided interest in Springerville Unit 1 is subject to, among other things, Federal Energy Regulatory Commission approval and satisfaction of other customary closing conditions. TEP expects the purchase to close in the second quarter of 2016.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit	Description
10.1
Agreement for Settlement of Claims Including Releases and Purchase and Sale of Beneficial Interests, dated as of February 29, 2016, among Tucson Electric Power Company, Alterna Springerville LLC, LDVF1 TEP LLC, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-trustee

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 4, 2016	TUCSON ELECTRIC POWER COMPANY ___________________________ (Registrant) /s/ Kevin P. Larson
Senior Vice President and Chief Financial Officer